Report of Independent Auditors

To the Board of Directors of
The Japan Equity Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Japan Equity Fund, Inc.'s (the "Fund's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2006. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2006, and with respect to agreement of security purchases and sales, for the period from June 7, 2006 (the date of our last examination) through October 31, 2006:

-	Confirmation of securities and cash held for the Fund at
the Bank of New York and Sumitomo Mitsui Banking
Corporation as the Fund's sub custodian (there were no securities held by Daiwa Securities Trust Company, the Fund's Custodian, at October 31, 2006);

-	Reconciliation of all such securities and cash to the
books and records of the Fund and the Fund's Custodian;

-	Confirmation of all securities out for transfer with
brokers or validation of open trades through subsequent liquidation; and

-	Selection of three security purchases and three security
sales since our last report from the books and records of the Fund noting settlement of these transactions through a review of the Sumitomo Mitsui Banking Corporation's
(the Fund's Sub-Custodian) cash statements.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.


In our opinion, management's assertion that The Japan Equity Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2006, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
New York, New York
December 21, 2006




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